RAND LOGISTICS, INC

RAND LOGISTICS, INC 461 5th AVENUE 25th FLOOR NEW YORK, NEW YORK 10017 Telephone: (212) 644-3450 Facsimile: (212) 644-6262

July 30, 2009

The Board of Directors of US Shipping General Partner LLC

c/o Ronald O’Kelley
President and Chief Operating Officer
U.S. Shipping Partners L.P. and
US Shipping General Partner LLC
399 Thornall St.
8th Floor
Edison, NJ 08837

Re:	U.S. Shipping Partners, L.P. et al., (“Debtors”) Chapter 11 case number 09-12711 (RDD)

Dear Mr. O’Kelley:

I write on behalf of the Board of Directors of Rand Logistics, Inc. (“Rand”) to propose, on a non-binding basis, an alternative to the Debtors’ plan of reorganization dated July 10, 2009 (the “Plan”) whereby Rand would acquire substantially all of the assets of the Debtors for a combination of cash and debt issued by Rand. When combined with the value of the assets retained by the Debtors, Rand’s proposal will deliver over $255 million of value to the Debtors’ estate.  We believe this proposal delivers substantially higher value than the existing Plan.  We also believe that the combination of Rand and the Debtors’ businesses present a compelling combination and excellent strategic fit and, as a result, will maximize recovery for the Debtors’ creditors.  Given the opportunity, we are confident that we will be able to expeditiously negotiate a mutually acceptable alternative to the Plan, which could proceed without causing significant delay to the resolution of the Debtors’ chapter 11 cases.  Based on discussions with a significant percentage of the Debtors’ senior and junior creditors, it is our opinion that these creditors will find our alternative superior if given the unfettered opportunity to choose between the existing Plan and Rand’s alternative proposal.

Rand is a publicly traded company (NASDAQ: RLOG) and a leading provider of bulk freight shipping services throughout the Great Lakes region.  We are the only operator in the Great Lakes region that provides domestic port-to-port services in both Canada and the U.S., operating both U.S. flagged and Canadian flagged vessels in compliance with the Jones Act in the U.S. and the Canadian Marine Act in Canada.  Rand owns a fleet of nine fresh water River Class self-unloading carriers, two bulk carriers and one integrated self-unloading tug/barge unit.  Rand has a diverse customer base in the construction, grain, integrated steel and electric utility industries, and serves a diverse customer base, including LaFarge, Carmeuse, Anheuser Busch, Morton Salt, Bunge, Essar Steel, and Koch Industries.  As a result of a number of successful operational initiatives and acquisitions that were implemented over the last 12 months, for our fiscal year ended March 31, 2009 we achieved significant growth in revenues and earnings.

The proposal outlined below is consistent with the proposal we have previously described to your financial advisors at Greenhill & Co.  Given the importance of this non-binding proposal to our shareholders and your creditors, we have decided to make this letter public.

Summary of Proposal

We propose to acquire substantially all of the assets of the Debtors, including the ATB Freeport, ATB Galveston, ATB Brownsville, ATB Corpus Christi, the Chemical Pioneer, the Charleston and the Houston (collectively, the “Purchased Vessels”) plus all of the current assets of the Debtors (excluding cash on hand).  We would also assume the Debtors’ contracts of affreightment and time charters, as well as accounts payable, certain accrued expenses and other current liabilities of the Debtors related to the purchased assets.

Rand would pay the following consideration for the acquired assets:

•	$160 million in cash;

•	issuance by Rand of $60 million in aggregate principal amount of senior notes, with a six-year maturity and a cash interest rate of 10%, payable semi-annually (the “New Rand Notes”); and

•	warrants to purchase 750,000 shares of Rand common stock at an exercise price of $8.00 per share and an expiration in August 2013.

In addition to the consideration paid by Rand, the Debtors would retain assets with significant value (the “Retained Assets”), consisting of:

•	the Debtors’ cash on hand, which is projected to be $23.8 million at September 30, 2009;

•
the ITB New York, the ITB Baltimore, the ITB Philadelphia, the ITB Mobile and the Sea Venture (the “Retained Vessels”), which would be placed in a new entity (“VesselCo”), with 100% of the equity of VesselCo issued to the Debtors’ creditors; and

•
bare boat charter contracts between VesselCo and Rand, providing for the charter and management by Rand of each of the Retained Vessels, with each vessel’s charter period ending when the vessel is sold or 30 days prior to the vessel’s next scheduled drydocking.

During the charter period, Rand would actively market the Retained Vessels for sale on behalf of VesselCo.  The Retained Vessels have been valued at between $10.5 million and $13 million in the liquidation analysis included in the draft Disclosure Statement.

Upon consummation of the transaction, the purchased assets of the Debtors will be owned by a newly-formed, wholly owned subsidiary of Rand (“New U.S. Shipping”).  New U.S. Shipping will have aggregate outstanding indebtedness at closing of approximately $135.0 million, as well as access to a $20.0 million revolving credit facility.  Rand’s existing lender will be providing this financing and we believe the binding financing commitment can be negotiated prior to the August 13, 2009 Disclosure Statement hearing.

To fund a portion of the cash consideration, Rand plans to issue approximately $30 million of common equity.  Alternatively, Rand would be prepared to issue this common stock directly to the creditors in lieu of all or a portion of the cash and note consideration; we have confirmations from senior creditors who would take at least one-third of the common equity required in lieu of cash and note consideration.  By electing to receive Rand’s common equity, the Debtors’ creditors would be able to participate in the potential equity upside of a less leveraged, more diverse publicly-traded Jones Act and Canadian Marine Act company (as compared to the issuance under the Plan of equity of the holding company for the Reorganized Debtors—a narrowly-focused, illiquid, privately held company whose fleet size will be reduced by 40% over the next four years and whose growth prospects will be severely limited due to its overleveraged balance sheet).  Any Rand common equity not taken up by Debtors’ creditors would be issued to third parties.  Rand has successfully funded past acquisitions with equity proceeds and, based on discussions with our financial advisor, Jefferies & Company, we are highly confident of our ability to syndicate the equity necessary to fund this transaction.

Under the Rand proposal, New U.S. Shipping will have substantially less leverage than is contemplated by the Reorganized Debtors under the Plan and a more stable, less convoluted ownership structure.  Consequently, the long term viability of the enterprise will not be in doubt and New U.S. Shipping will have significantly greater flexibility to pursue long term strategic initiatives, including organic growth and acquisitions.  As a wholly owned subsidiary of Rand, New U.S. Shipping stakeholders and employees will also benefit from the customer and market diversity resulting from the combined company.

Analysis of the Proposal

We have completed a comprehensive review of the Plan and believe that the recoveries it describes for the Debtors’ creditors are built on unrealistic assumptions which would render the Reorganized Debtors insolvent almost immediately upon emergence.  Thus, we believe that the Plan as currently drafted presents significant issues of feasibility.  Specifically, the Plan is subject to the following serious risks, among others:

•
Risky Business Mix:  Over the last several years the Debtors have transitioned away from highly predictable time charters, in which the customer pays for the vessel whether it is in loaded condition or not, toward less predictable contracts of affreightment, where the vessel operator is exposed to changes in demand and operational risk, which may result in lost vessel time.  Given the inherent lack of predictability in a contract of affreightment model versus a time charter model, it introduces significant uncertainty into average fleet-wide time-charter-equivalent and utilization rate assumptions.  When combined with the Reorganized Debtors’ high debt service obligations, this less predictable business mix increases the likelihood of default and a rapid return to bankruptcy.

•
Excessive Leverage:  By its terms, the Plan requires the Reorganized Debtors to incur $300 million of indebtedness.  With projected EBITDA in 2010 of only $44.7 million, the Reorganized Debtors would have debt equal to an extremely high 6.7x multiple of EBITDA.  In contrast, our analysis shows that comparable companies are leveraged approximately 3.5x 2010 projected EBITDA, and the enterprise valuations of comparable companies, including both debt and equity, are less than 6.0x 2010 projected EBITDA.  Furthermore, 2010 represents the peak year for the Reorganized Debtors’ projected EBITDA, which is expected to decline to less than $38.0 million (and less than $30.0 million, net of drydocking expenses) by 2013.

•
Fleet Retirements:  The Plan assumes that the Reorganized Debtors are successful in generating $15.5 million of cash from several vessels which will be retired over the next four years.  Similar to a significant number of other existing Jones Act vessels, this equipment is being retired as a result of age and/or non-compliance with the Oil Pollution Act of 1990.  These regulatory pressures have created a glut of vessels on the market, making sales difficult, as evidenced by the Debtors’ failure to sell the vessels it has been marketing this year.  Nonetheless, the Plan assumes approximately 20% of the cash flow sweeps through 2013 will come from proceeds from these sales.  Creditors should recognize the highly speculative nature of these projected sales, and the resulting risk to their projected cash recoveries.

•
Refinancing Risk:  The Plan is also predicated on a dramatic improvement in the debt capital markets.  For the Reorganized Debtors to successfully refinance their debt in August 2013, they would have to do so at leverage multiples well in excess of historically acceptable levels for comparable shipping companies.  As discussed above, the projected leverage level at the maturity of the debt to be issued under the Plan exceeds the average enterprise value multiples of Jones Act shipping companies over the last ten years.  Any reliance placed on refinancing indebtedness at these levels is speculative at best.

As a result of the above factors, we believe the recovery to the Debtors’ creditors under the Rand proposal is not only superior to the existing Plan but also involves substantially less risk to the creditors.  Based on our analysis of the Plan, we believe that the likely recovery to first lien creditors is 61% of the face value of their claim.  This compares to a likely recovery of more than 70% of the face value of the first lien creditors’ claims under the Rand proposal, with approximately 75% of this recovery paid in risk-free cash and the remainder received in the form of a senior note issued by Rand, with additional upside potential from the common stock warrants issued by Rand and the proceeds of sale of the Retained Vessels.  Furthermore, from a credit perspective, the notes issued by Rand will be significantly superior to the debt of the Reorganized Debtors contemplated by the Plan.

As a result of this excessive leverage and unsustainable capital structure, we anticipate the market will rapidly inflict its judgment on the securities issued to the Debtors’ creditors under the Plan.  Based on a review of comparable indebtedness, we expect the new senior secured notes contemplated by the Plan to trade at approximately 85% of their face value, the new junior secured notes to trade at approximately 18.5% of their face value, and the new common equity of the Reorganized Debtors to be essentially valueless.  In sum, we believe the market will ascribe an enterprise value of approximately $215 million to the Debtors if they are reorganized in accordance with the existing Plan, consistent with the 61% recovery we project.

Analysis of current trading levels in the Debtors’ first lien debt only strengthens these conclusions.  Since the filing of the Plan, which provided investors complete transparency regarding the nature and amount of their anticipated recoveries, the first lien senior secured debt has traded at approximately 50% of face value, implying an enterprise valuation of less than $180 million.  This suggests that even our own estimate of a 61% recovery for the first lien creditors under the Plan may be drastically overstated.

In contrast, Rand’s alternative proposal offers the Debtors’ creditors a total recovery of more than $255 million, and provides New U.S. Shipping with the capital structure it needs to succeed.  Creditors will have the opportunity to share in the upside of New U.S. Shipping’s success through the warrants issued by Rand and, if they so desire, through the issuance of Rand common stock.  In addition, the creditors’ risk will be substantially reduced, with approximately 75% of the total recovery delivered to the Debtors’ creditors in the form of cash.

Process

While we believe Rand’s alternative proposal brings real additional value to the Debtors’ creditors, we are also sensitive to the creditors’ desire for an expeditious exit from bankruptcy.  As a result, we have discussed with our advisors how to implement our proposal with the least disruption to the existing timetable.

To that end, we envision that the Debtors would modify their existing Disclosure Statement and Plan to provide creditors with the alternative of the Rand proposal.  We believe that proceeding in this manner would cause minimal delay and expense to the Debtors’ estate.

Based on the foregoing we believe that the Debtors’ Board, in order to comply with its fiduciary duties to all creditors, should (i) immediately commence negotiations with Rand regarding its proposal; (ii) disclose this offer to the Secured Parties (as defined in the Plan Support Agreement) and (iii) upon the Board’s satisfaction with Rand’s ability to consummate a transaction, terminate the Debtors’ obligations under the Plan Support Agreement, and proceed on a dual track with alternative plans.  Furthermore, in light of the substantial changes to the structure of the Debtors’ plan of reorganization from the time the Plan Support Agreement was signed to today, we believe it is incumbent upon the Debtors’ Board to release the Secured Parties from their obligations under the Plan Support Agreement immediately in order to permit the bankruptcy process to work effectively and deliver maximum recovery to the creditors.

For the reasons outlined above, we believe Rand’s proposal is clearly a superior alternative to the Plan.  We and our financial and legal advisors are prepared to move forward immediately.  We have discussed this proposal with our Board of Directors and they are fully supportive.  We believe that our proposal presents a compelling opportunity for both our companies and our respective constituents, and we look forward to your prompt response.  We respectfully request that the Board of US Shipping General Partner LLC reach a determination by 5:00 p.m., New York time, on August 3, 2009 whether to proceed with negotiating an amendment to the Disclosure Statement to permit the Debtors’ creditors the option to consider Rand’s alternative proposal.

We reserve the right to withdraw this proposal at any time prior to the entry into a binding agreement regarding the transaction.

We look forward to your prompt response.

Sincerely,

Rand Logistics, Inc.

/s/ Laurence S. Levy
Laurence S. Levy
Chairman and Chief Executive Officer

cc:	Edward Levy
Capt. Scott Bravener

US Shipping General Partner LLC
Joseph P. Gehegan
William M. Kearns, Jr.
Bryan S. Ganz
Gerald Luterman

Greenhill & Co.
Bradley A. Robins

Jefferies & Company
Hamish Norton

DLA Piper LLP (US)
Thomas R. Califano
Jamie Knox